Exhibit 99.1

Assurant Appoints Lawrence V. Jackson to Board of Directors

NEW YORK, July 1, 2009 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today announces the appointment of Lawrence V. Jackson, former president and chief executive officer, global procurement division, Wal-Mart Stores, Inc. (“Wal-Mart”), to its board of directors, effective July 1, 2009.

“Lawrence Jackson is a highly respected executive who brings nearly 30 years of management experience to the Assurant board of directors,” says Robert B. Pollock, Assurant’s president and chief executive officer. “His senior leadership roles with some of the world’s biggest and best known consumer-based companies make him a valued new advisor, as we continue to build upon our diversified, specialty insurance strategy.”

Jackson, 55, currently serves as senior advisor with New Mountain Capital, LLC, a private equity fund based in New York. When he served as president and chief executive officer of Wal-Mart’s global procurement division, he oversaw sourcing and purchasing of merchandise including quality and ethical sourcing in 28 countries. While with the retail giant, he also served as executive vice president, people division, where he oversaw all aspects of human resources for 1.7 million employees.

Previously in his career, Jackson was president and chief operating officer of Dollar General Corporation, where he managed all aspects of store operations, merchandising, new store development and supply-chain logistics. He also served as senior vice president, supply operations, for Safeway, Inc. Prior to those positions, Jackson had been with PepsiCo, Inc. for 16 years including serving as senior vice president, worldwide operations, PepsiCo Food Systems, Inc., with responsibility for significant aspects of the company’s food service business.

His current board affiliations include Parsons Corporation, where he also serves as chair of the compensation committee and member of the executive committee, ProLogis and OAKLEAF Waste Management, LLC.

A resident of Nashville, Jackson earned a bachelor’s degree from Harvard College and a master of business administration degree from Harvard Business School.

In addition to Jackson, the other current members of Assurant’s board are: Dr. John M. Palms, chairman of the board of directors of Assurant and a distinguished university professor emeritus and president emeritus of the University of South Carolina; Dr. Robert J. Blendon, professor of health policy at Harvard University’s School of Public Health and professor of political analysis at Harvard University’s Kennedy School of Government; Beth L. Bronner, managing director of Mistral Equity Partners; Howard L. Carver, retired office managing partner of Ernst & Young LLP; Juan N. Cento, president, Latin American and Caribbean Division, FedEx Express; Allen R. Freedman, owner and principal of arfreedman&co., and former chairman and chief executive officer of Fortis, Inc. (predecessor to Assurant); David B. Kelso, financial advisor for Kelso Advisory Services; Charles J. Koch, former chairman, president and chief executive officer of Charter One Financial, Inc.; H. Carroll Mackin, principal owner of Great Northern Manufacturing, LLC and former executive vice president and treasurer of Fortis, Inc. (predecessor to Assurant); Elaine D. Rosen, chair of the board of the Kresge Foundation and former president of Unum Life Insurance Company of America; and Robert B. Pollock, president and chief executive officer of Assurant.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $23 billion in assets and $8 billion in annual revenue.

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Media Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications and	Senior Vice President	Vice President
Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com